Filed under Rule 433

File No. 333-132911 and 333-132911-03

Merrill Lynch & Co., Inc.

Term Sheet

Issuer:	Merrill Lynch Capital Trust III

Guarantor:	Merrill Lynch & Co., Inc.

Securities:	Trust preferred securities representing undivided beneficial interests in the assets of the Issuer whose sole assets will consist of the Income Capital Obligation Notes® (“ICONs”) of the Guarantor

Expected Ratings:	A1/A/A+/A high (Moody’s/S&P/Fitch/DBRS). None of these securities ratings is a recommendation to buy, sell or hold these securities. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating

Size:	$750,000,000 (30,000,000 trust preferred securities)

Overallotment Option:	4,500,000 trust preferred securities

Maturity Date:	September 15, 2062, subject to extension to as late as September 15, 2087

Election Dates:	Each election to extend the maturity date of the ICONs by an additional 5 years may be made on each of September 15, 2012, September 15, 2017, September 15, 2022, September 15, 2027 and September 15, 2032 on the terms set forth in the prospectus supplement

Coupon/Distribution Rate:	7.375% per annum to, but excluding, September 15, 2062; Three-Month LIBOR Rate plus 1.666% thereafter if the maturity date of the ICONs is extended

1st Coupon/Distribution:	September 15, 2007 and quarterly thereafter

Day Count:	30/360 to, but excluding, September 15, 2062; actual/360 thereafter if the maturity date of the ICONs is extended

Payment Deferral:	Distributions may be deferred for up to 10 years on the terms set forth in the prospectus supplement

Step Up:	None

DRD/QDI Eligible:	Not eligible

Redemption:	On or after September 15, 2012 at $25 per trust preferred security plus accrued and unpaid distributions and prior to that date on the terms set forth in the prospectus supplement

®	Income Capital Obligation Notes is a registered service mark of Merrill Lynch & Co., Inc.

Make-Whole Premium:	If applicable, to be determined at a discount rate equal to the Treasury Yield plus 25 basis points

Liquidation Amount / Par:	$25 per trust preferred security

Trade Date:	August 15, 2007

Settle:	August 22, 2007 (T+5)

Expected Listing:	NYSE

Public Offering Price:	$25 per trust preferred security

Net Proceeds (before expenses) to Issuer:	$726,375,000

Sole Structuring Advisor and Sole Bookrunner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

Sr. Co-Managers:	Citi, Morgan Stanley, UBS Investment Bank, Wachovia Securities

Jr. Co-Managers:	Banc of America Securities LLC, Deutsche Bank Securities, A.G. Edwards, RBC Capital Markets, Fifth Third Securities, Inc., U.S. Bancorp Investments, Inc., Wells Fargo Securities

CUSIP/ISIN:	59025D207/US59025D2071

Merrill Lynch & Co., Inc and Merrill Lynch Capital Trust III have filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read each of these documents and other documents filed with the SEC and incorporated by reference in such documents for more complete information about Merrill Lynch & Co., Inc., Merrill Lynch Capital Trust III and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov, as listed below. Alternatively Merrill Lynch, Pierce, Fenner & Smith Incorporated will arrange to send you these documents if you request them by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-866-500-5408.

You may access the documents listed below on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

•	Preliminary prospectus supplement dated August 13, 2007:

http://www.sec.gov/Archives/edgar/data/65100/000119312507180554/d424b5.htm

•	Prospectus dated August 13, 2007:

http://www.sec.gov/Archives/edgar/data/65100/000119312507179960/dposasr.htm

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